THE FINOVA GROUP INC.
                         EXECUTIVE OFFICER LOAN PROGRAM
                             POLICIES AND PROCEDURES

I. Purpose. The Executive Officer Loan Program (the "Program") is intended to provide one or more sources of financing (a "Loan") to eligible Executive
Officers of The FINOVA Group Inc. or its affiliates (collectively, the "Company") to permit participants to exercise Company-issued stock options and to pay taxes due on Awards granted to them under the Company's 1992 Stock Incentive Plan (the "1992 Plan") as it may be amended from time to time. Capitalized terms not defined in these policies and procedures ("Policies") shall have the meanings ascribed to them in the 1992 Plan unless the context otherwise requires.

II. Eligibility. The Program is available to officers of the Company who generally are eligible to receive performance based restricted stock ("PBRS") or restricted stock Awards (collectively, "Executive Officers" or "Participants"), as determined from time to time in its discretion by the Board of Directors or its Executive Compensation Committee (the "Committee").

III. Administration of Program. Unless otherwise directed by the Board of Directors, the Program shall be administered by the Committee or its designees. Until further notice, the Committee has delegated administration of the Program to the Chairman, President and Chief Executive Officer, Secretary, the Senior Vice President -- Human Resources and Senior Vice President -- Controller of The FINOVA Group Inc. or their designees. (Each person authorized to administer the Program is referred to hereafter as an "Administrator.") No person may act as an Administrator with respect to his or her specific Loan, but an Administrator may act with respect to the Program as a whole, even if doing so has an impact on his or her Loan(s) in general.

IV. Notice of Eligibility. Upon becoming eligible to participate in the Program, Shareholder Services shall deliver to the Executive Officer these Policies and upon request shall make available the forms then in use for Loans. The Administrators may change these Policies and any notices, forms, documents or elections from time to time notwithstanding circulation of any prior documents with differing terms.

V. Timing and Amount of Loans. Loans shall be made available concurrently with the exercise of stock options or the vesting of restricted stock, whether performance-based ("PBRS") or otherwise under the 1992 Plan. The Administrator may permit use of the Program for payment of taxes on restricted stock Awards (including PBRS) that have already vested, in its discretion. Loans shall generally be for a one year term, subject to extension or renewal in the sole discretion of the Company and any other Lender making a Loan under the Program (including the Company, each a "Lender"). Loans shall be in an amount requested by the Participant subject to the following limitations:

         A. Loans shall not exceed the aggregate of the exercise price due on any options being exercised (less the par value of the shares being exercised) plus any income taxes due at the maximum statutory tax rates imposed by Federal and applicable state authorities on income from the Award(s) being exercised or vesting at that time, plus applicable FICA (OASDI), Medicare (FMHI) or similar taxes.

         B. The aggregate of all Loans under the Program to a Participant shall not exceed any limitations imposed by the Company, from time to time, which may differ from Participant to Participant in the Company's sole discretion. Lenders may also impose similar restrictions. In no event shall the aggregate principal amount of a Participant's Loans exceed 100% of Participant's annual base salary and prior year's Management Incentive Plan award, if any, without consent of the Committee, and unless the Participant delivers to and maintains with the Company collateral in the form set forth in Section XII equal to 100% of the principal balance of the Loan in excess of that amount. All share certificates shall be kept by Shareholder Services in a secure location.

VI. Loan Request. To obtain a Loan, an Executive Officer shall deliver to Shareholder Services at 1850 N. Central Avenue, Suite 1159, P.O. Box 2209, Phoenix, AZ 85002-2209, telephone: (602) 207-2821, telecopier: (602) 207-4099, a properly completed Loan Request form (which form may be incorporated in other Company forms for the exercise
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of options,  tax  withholdings or other  matters).  The Loan Request may require disclosure of personal financial and other information. The notice shall specify whether the Participant elects to receive the Loan from the Company or an approved Lender. The Company reserves the right to approve or disapprove Lenders in its sole discretion and to change that approval from time to time. The Loan Request must be received at least 10 days prior to the exercise or vesting of the Award, as applicable, unless otherwise permitted by the Company.

VII. Approval of Loan Requests. Upon receipt of a properly completed Loan Request, including any required supplementary data, Shareholder Services shall forward the request for Company and, if appropriate, Lender approval. Neither the Company nor any Lender shall be under any obligation to make a Loan to any Participant, which Loan may be granted in any amount, or be reduced, terminated or denied in the Company's or Lender's sole discretion. Without limitation, a Loan may be denied if an Administrator or Lender believes that there is a reasonable likelihood that a Loan will not be repaid based upon relevant factors normally considered in a commercial setting by an entity in the business of making similar types of loans or in the event of failures to return Loan documents in a timely manner.

VIII. Other Required Documents. Upon receipt of the required approvals as provided above, Shareholder Services shall deliver the required documents to the Participant, who shall execute them, cause Participant's spouse to execute them as appropriate, and return them to Shareholder Services. All such documents shall be in form satisfactory to the Company and the applicable Lender in their sole discretion. Participants are required to authorize payroll or any Administrator to adjust payroll deductions in any manner necessary to provide for repayment within the initial term of the Loan, subject to any state law restrictions upon the amount of payroll deductions. Administrators may but shall not be required to adjust payroll deductions at less than an amount that would provide for full repayment within the initial term, but doing so shall not relieve the Participant from any obligations hereunder.

IX.  Funding Procedures.

         A. Upon proper completion of the appropriate  documentation required by
Section VIII and provided the Loan Request satisfies the provisions of Section V for timing and amount and receives the required approvals, Loans by the Company shall be funded as follows:

              1. If the Loan is for the exercise price of a stock option, Accounting shall record the Loan on the Company's records and the payment to itself of the exercise price (less the par value of the stock, which must be paid by the Participant).

              2. If the Loan is for taxes due on a non-qualified stock option, the Company shall pay to the appropriate taxing authority, for the benefit of Participant, the amounts included in the Loan for taxes. Alternatively, the Participant may request that the Loan be disbursed to Participant, provided Participant has concurrently delivered good funds in the form of a cash or a check payable to the Company for the taxes due on the exercise of the options.

              3. If the Loan is for taxes due on the vesting of restricted stock or PBRS, the Company shall follow the procedure noted in Section A.2 above unless Participant requests that the payment be made to Participant, in which case Accounting shall issue a check to the order of the Executive Officer.

     If the Loan is by a Lender other than the Company, the Lender shall pay the Loan to the Company, c/o Shareholder Services, for the exercise price of a stock option and shall pay the Company or Participant, as appropriate, that portion of a Loan for taxes as indicated in subsections (2) or (3) above.

         B. Provided all required documentation has been properly executed and delivered for the Loan, Shareholder Services shall cause the Transfer Agent to issue share certificates for the Shares in the name of the Participant (if not already issued). Except as provided by these Policies, shares to be held as security for the Loan shall be issued in the Participant's name but shall be held by the Company, and restrictive legends shall be placed thereon. The Company shall also direct that stop transfer orders be placed on the Shares until foreclosure on or satisfaction of the Loan.
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X.  Repayment Procedures.

         A. Participants are obligated to assure that the Loans are repaid when due and shall coordinate with Accounting and/or Payroll in that process. Regardless of whether the Loan is made by the Company or another Lender, Payroll shall arrange for the payment to the appropriate Lender of at least the periodic interest payments and, if selected by the Participant or required by the Company or other Lender, for the repayment of all or any portion of the principal amount due upon maturity. Unless otherwise agreed by Participant or directed by the Lender or the Company, interest due under the Loans shall be deducted from Participant's payroll issued on or about the 15th day of the month. Additional payments may be taken out of other payrolls, if insufficient funds are available in the 15th payroll, as otherwise deemed appropriate by the Company or as requested by the Participant. If the Participant's net payroll is insufficient to pay the required amounts, then Participant shall pay the Lender the remaining amounts to be paid by cash or check on a monthly or other basis approved by an Administrator. Accounting shall advise Participant of the amounts owed, but the failure to so notify Participant shall not relieve Participant of his or her obligation to make such payments.

         B. The Company shall take appropriate action to cause any delinquent Participant to repay amounts due or the Company or any Lender or both may foreclose upon any collateral held and may take other appropriate action against Participant, Participant's spouse and any other obligor, including without limitation commencing legal or other action against them, taking disciplinary action against Participant including without limitation termination of employment, and placing a hold on or setting off against any salary, bonus, performance award, stock option, restricted stock award, severance payment, deferred compensation, insurance plan proceeds, retirement or other compensation to be paid to or on behalf of Participant or Participant's spouse, if any, and any expense reimbursements, which in any case are not protected by law from such hold or setoff. If the Company forecloses on any Shares, the Shares shall be credited against the amount owed based on the average of the high and low Share price on the day of foreclosure, if the Shares are retained by the Company, or the actual sales price, if sold by or on behalf of the Company, in its sole discretion. The Company's rights hereunder exist regardless of whether the Loan is made by the Company or a Lender. The Company may exercise any other rights available to any Lender.

         C. Upon full satisfaction of all outstanding Loans and, if appropriate, execution of any required releases of liability requested by the Company, Accounting shall notify Shareholder Services to release any Shares held as collateral on the Loans. Shareholder Services shall direct the Company's transfer agent to remove any restrictive legends and stop transfer orders and issue the Shares to the order of the Participant.

         D. The Company shall have the right to require that any Loan be repaid in cash, but the Company and a Lender may, in their sole discretion, permit repayment with vested, unencumbered Shares or other property.

         E. Participants may prepay Loans to the Company without charge, prepayment interest or penalty. Loans from a Lender may be prepaid to the extent permitted by those Loan documents.

XI. Extension of Loan. Except to the extent otherwise provided in the Loan documents, the Loan shall automatically be extended for the same term as the current term on the same terms and conditions unless the Company or other Lender sends notice of termination at least 30 days prior to maturity, which termination shall be made or withheld in the Company's and Lender's sole discretion. If the Loan is extended, the Company and Lender may in their discretion request that new documentation be executed. If new documentation is not required, the then existing documents shall continue to govern any Loans continuing in existence, unless otherwise provided in the Loan documents. The Loan, however, shall not automatically be extended if an event of default has occurred at the time of such extension or if such an event would have occurred but for the lapse of time, the giving of notice or both, regardless of whether the Company or other Lender knows of the event or whether either of them has given notice of extension or non-renewal to Participant.
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XII.  Maintenance of Collateral.

         A. Regardless of whether Participant obtains a Loan from the Company or a Lender, Participant shall pledge and shall grant to the Company a security interest in Shares equal to a minimum of 25% of the principal amount of the Loan, together with any past due interest or other charges owed under the Loan, except as provided in Section V above. Any Administrator is authorized to direct that sufficient Shares from Participant's initial exercise of options or vesting of restricted stock be held by the Company to secure Participant's obligations hereunder at the required level of collateral. If the provisions of Section V require that additional collateral be pledged, the Participant shall deposit sufficient unencumbered unrestricted Shares to bring the value of the collateral to at least 100% of the principal, past due interest and other charges due under the excess portion of the Loan.

         B. Accounting shall monitor the outstanding principal balance of the Loan (including coordinating with other Lenders) and the level of collateral based on the current fair market value for such Shares. Monitoring shall occur in such frequencies deemed appropriate by the Administrator but not less frequently than quarterly. If the value of the collateral is less than 20% of the amount due under the Loan for Loans or portions thereof collateralized at the 25% level, or 95% of the amount due under the Loan for portions of Loans collateralized at the 100% level, Accounting shall advise Shareholder Services, which may, in the Company's discretion, demand that the Participant deposit additional unrestricted unencumbered Shares as additional collateral to increase the level of collateral to the 25% or 100% levels, as the case may be (together with stock powers executed in blank, Forms 144 and other appropriate documentation), unless Participant pays down the amount due under the loan sufficient to raise the level of collateral to the 25% or 100% levels, as appropriate. Participant shall have ten business days after the date of the Company's demand to provide such collateral to Shareholder Services or to pay down the Loan balance. The failure to satisfy the requirements of this section shall be deemed to constitute a material breach of the Loan documents and these Policies.

         C. Cross Collateralization. Any Shares or other collateral held as security for a Loan shall be held to secure any other Loan under the Program or other obligations by the Participant to the Company, except for obligations pursuant to the Company's Savings Plan, Pension Plan or as otherwise prohibited by law.

XIII.  Termination of Employment/Disability.

         A. Subject to the terms of any Loan document, if Participant incurs a Termination of Employment (as defined in the 1992 Plan), the Loan shall automatically become due and payable as provided in the Loan documents, but in no event later than six months after the termination date, unless an Administrator, in his or her sole discretion provides for an extension of the due date. Loans shall generally provide for Loans being due six months following Termination of Employment or Disability, with certain exceptions noted in the Loan documents.

         B. Notwithstanding subsection A but subject to the terms of any Loan document, if Participant's employment is terminated due to Participant's voluntary resignation (other than Retirement) or termination for Cause (as defined in the 1992 Plan) or upon the occurrence of an event of default, the Loan shall immediately become due and payable upon the employment termination date, and upon Participant's death, the Loan shall become due 6 months following the date of death or on the distribution of more than 10% of the decedent's estate (based on aggregate market value) to any person or entity, whichever is earlier.

XIV. Interest Rate. If approved, the Loan shall bear interest at a rate determined by the Company or the Lender, as applicable, which rate shall be a fixed rate, floating rate, or combination thereof and at a rate in their sole discretion. Until further notice, the rate shall be a floating rate based on the applicable Lender's "Prime Rate" (Citibank, N.A. Prime Rate for Loans by the Company) less 75 basis points (0.75%). The Loan documents shall specify the applicable default rate of interest and other charges to be applied, if any.

XV. Ownership of Stock/Dividends/Voting. Participants shall be deemed to be the owners of any Shares held as collateral for a Loan, subject to the Company's security interest therein, prior to the occurrence of an event of default under the Loan documents or a breach of these Policies. Accordingly, Participant shall be permitted to vote the Shares and be have the right to receive any dividends or distributions on any Shares held by the Company prior to that time,
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and Participant  shall be solely  responsible for any taxes or other charges due on those payments. Notwithstanding the above, any Administrator may direct that any dividends or distributions be used to reduce amounts owed under the Loan or be held as additional collateral, in the Company's sole discretion. The Company
may  reinvest   dividends  or  distributions  in  additional   Shares  or  other
investments, in the Administrators' discretion, without liability for diminution in value of any such investments. Until further notice, stock or cash dividends or distributions shall not be held as additional collateral, prior to a breach as noted above. The Company shall have the right to require that a Participant and if applicable, Participant's spouse, execute one or more proxies in a form acceptable to the Company to vote any securities pledged as collateral.

XVI. No Employment Rights Created. Nothing in these Policies or any Loan document or the making of any Loan shall (a) be deemed to create a contract of employment or to alter the nature or status of an Executive Officer's employment with the Company; (b) entitle an Executive Officer to any formal or informal program of counseling, probation, or other disciplinary step prior to discharge or other action, or (c) entitle an Executive Officer to any severance or other payments upon that person's Termination of Employment.

XVII.  General Provisions.

         A. Amendment to Policies/Termination. The Committee reserves the right to suspend, withdraw, amend, modify, waive or terminate the Program and these Policies, in whole or in part, at any time for any reason. In no event will the Executive Officer become entitled to any vested rights under the Program or these Policies. The Committee, the Board of Directors, or any Administrator may amend the Program or these Policies at any time in writing. Notice of such modifications shall be given to Executive Officers as required by law.
Amendments may also be contained in separate severance agreements, executed pursuant to the authority granted above or for approval of severance agreements. The Plan may be amended with respect to a single Executive Officer and different benefits may be in effect for different Executive Officers simultaneously, in the Company's sole discretion. These Policies shall automatically be deemed to be modified to the extent necessary to conform to the laws of any applicable jurisdiction. No suspension or termination of the Program shall release any Participant from Participant's obligations under any outstanding Loan.

         B. Acceptance of Policies/Conflicts. Initial and continued acceptance of a Loan under the Program, whether through the Company or a Lender, shall be deemed acceptance of these Policies by the Participant and Participant's present and any future spouse, if any, including without limitation the provisions permitting (a) suspension or termination of an Executive Officer's ability to participate in the Program at any time, with or without cause, (b) the Company's and Lender's rights to accelerate the amount due under a Loan as provided in these Policies or the Loan documents, and (c) the Company's authority to amend these Policies, even after a Loan has been made, to the extent permitted by law. In the event of a conflict between these Policies and any Loan document, the terms of the Loan document shall control.

         C. Obligations of Participant and Spouse/TIME OF THE ESSENCE. Any Loan made under the Program shall be the personal obligations of Participant, Participant's spouse, their marital community and their sole and separate property, notwithstanding any credit support provided by the Company to a Lender. The Loan shall be Participant's and Participant's spouse's obligation and they shall not be permitted to set off or reduce their obligations under the Loan by an amount claimed to be owed to them by the Company or any Lender for any reason, including without limitation any claims for severance pay, alleged damages, retirement compensation, lender liability or otherwise, except in the Company's sole discretion. TIME IS OF THE ESSENCE IN THESE PROCEDURES AND IN OBLIGATIONS PERTAINING TO ANY LOANS.

         D. Spouse/Substitution of New Spouse. Participants are required to have their current and any future spouse(s) sign as obligors under any outstanding Loan documents. In the event the status as a Participant's spouse changes, the Participant shall notify Shareholder Services and any Lender to that Participant within 30 days of that change. Shareholder Services will cause new Loan documents to be issued and signed, as appropriate, unless a Lender or the Company waives that requirement. Human Resources shall advise Shareholder Services in the event it learns of a
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change in spouse by a Participant, but notification to Human Resources shall not relieve a Participant from his or her obligation to also advise Shareholder Services as noted above.

         E Further Assurances. By accepting a Loan, Participant and Participant's spouse shall be deemed to consent to provide any further assurances, documents, information, certificates, financial records or other items requested by the Company or a Lender in connection with any Loan or any collateral held under a Loan. The Company and any Lender may require that an Executive Officer execute appropriate releases from liability prior to the granting, extension, renewal, modification or termination of any Loan or the release of any collateral.

         F. No Third Party Beneficiaries. Nothing in these Policies shall create rights by any third party to rely upon the terms hereof without the Company's express prior consent in a separate writing, including, rights by any Lender or spouse. These Policies shall be binding upon an Executive Officer and any present or future spouse and their respective heirs, personal representatives, successors and permitted assigns. An Executive Officer shall not be permitted to assign his or her rights hereunder or under any Loan documents without in each instance the express prior written consent of the Company. An Executive Officer may add a new spouse upon execution of the appropriate documentation.

         G. Governing Law/JURISDICTION OF DISPUTES/WAIVER OF JURY TRIAL. These policies shall be governed by and construed in accordance with the internal laws of the State of Arizona, except to the extent preempted by Federal laws of the United States. ANY DISPUTES ARISING HEREUNDER OR PURSUANT TO ANY LOAN DOCUMENTS SHALL BE PRESENTED AND HEARD EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN MARICOPA COUNTY, ARIZONA, UNLESS THE PARTIES AGREE OTHERWISE IN WRITING. By the making of any Loan, the PARTICIPANT, PARTICIPANT'S SPOUSE, THE COMPANY AND ANY LENDER OR OTHER PARTIES EXPRESSLY WAIVE THEIR RIGHTS TO A JURY TRIAL.

XVIII. Communications with Lenders. Through the acceptance of a Loan, Participant is deemed to authorize the Company to communicate with any Lender for all purposes under the Program, including obtaining information regarding amounts applied for, amounts due under, payment terms and history of, and the review of any documentation of any Loan.

EXECUTIVE OFFICERS HAVE NO RIGHT TO RELY ON ANY EXPECTATION THAT A LOAN WILL BE MADE OR INCREASED, EXTENDED OR RENEWED. ANY LOAN MAY BECOME DUE AND PAYABLE BEFORE ITS SCHEDULED MATURITY DUE TO CIRCUMSTANCES BEYOND THE PARTICIPANT'S CONTROL, INCLUDING WITHOUT LIMITATION THE LOSS OF PARTICIPANT'S EMPLOYMENT OR THE CESSATION OF THE PROGRAM.

THESE POLICIES ARE SUBJECT TO CHANGE FROM TIME TO TIME AT THE SOLE DISCRETION OF THE COMMITTEE, BOARD OF DIRECTORS OR ADMINISTRATORS, WHO HAVE THE DISCRETIONARY AUTHORITY TO INTERPRET, WAIVE COMPLIANCE WITH AND CONSTRUE THE TERMS OF THESE POLICIES, THE PROGRAM AND ANY COMPANY-GENERATED LOAN DOCUMENTS, INCLUDING WITHOUT LIMITATION ELIGIBILITY FOR PARTICIPATION.
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